Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY FIRST QUARTER NET SALES INCREASE

22 PERCENT TO $424 MILLION; NET INCOME UP 120 PERCENT;

RAISES 2014 PRE-ACQUISITION FINANCIAL OUTLOOK;

ANNOUNCES DEFINITIVE AGREEMENT TO PURCHASE

PRANA LIVING LLC FOR $190 MILLION

First Quarter 2014 Highlights:

•	Net sales increased 22 percent to a first quarter record $424.1 million, compared with first quarter 2013 net sales of $348.3 million.

•	Net income totaled $22.3 million, or $0.63 per diluted share, an increase of 120 percent compared with first quarter 2013 net income of $10.1 million, or $0.29 per diluted share, which included restructuring charges of approximately $2.0 million, after-tax, or $0.06 per diluted share.

•	The first quarter 2014 effective tax rate was 32.6 percent, compared with 17.4 percent in the first quarter of 2013, which benefited from the reinstatement of the R&D tax credit.

•	The board of directors approved a quarterly dividend of $0.28 per share, payable May 29, 2014 to shareholders of record on May 15, 2014.

Fiscal Year 2014 Outlook Raised:

•	Fiscal 2014 outlook (excluding any anticipated impact from the pending purchase of prAna) raised to anticipate net sales growth of 16 to 18 percent, and approximately 25 percent growth in operating income, resulting in full year operating margin of approximately 8.25 percent of net sales.

Separate Announcement of Agreement to Purchase prAna Living LLC:

•	Purchase price of $190 million cash, which is subject to customary working capital adjustments, equates to approximately 13 times prAna’s projected 2014 EBITDA.

•	Transaction is expected to close during second quarter of 2014, subject to customary conditions.

•	Acquisition expected to be accretive in first full fiscal year (2015).

•	Complete release available at http://investor.columbia.com/releases.cfm

PORTLAND, Ore. — April 29, 2014 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the global outdoor apparel, footwear, accessories and equipment industries, today announced record first quarter net sales of $424.1 million, an increase of 22 percent compared with first quarter 2013 net sales of $348.3 million. First quarter 2014 net income totaled $22.3 million, or $0.63 per diluted share, an increase of 120 percent compared with first quarter 2013 net income of $10.1 million, or $0.29 per diluted share, which included restructuring charges of approximately $2.0 million, after-tax, or $0.06 per diluted share.

In a separate press release issued earlier today, the company announced it has signed a definitive agreement to purchase prAna Living LLC in a cash transaction valued at $190 million, which is subject to customary working capital adjustments. The transaction is expected to close during the second quarter of 2014, subject to customary conditions and regulatory approvals.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Our outstanding first quarter results reflect robust demand for the Columbia and Sorel brands, especially across U.S. wholesale and direct-to-consumer channels, and the successful launch of our China joint venture. Wholesale demand for our Fall 2014 products has accelerated in many key markets around the world, prompting us to increase our sales and operating income expectations for the full year. Excluding the anticipated financial effects of the prAna acquisition, we now expect 16 to 18 percent sales growth and approximately 25 percent growth in operating income in 2014, driven by renewed growth in our wholesale businesses and continued expansion of our global direct-to-consumer business, coupled with incremental contributions from our China joint venture.

Boyle continued, “Our balance sheet at March 31 included cash and investments totaling a record $568 million, and inventories that were 11 percent lower than at the same time last year. Our financial strength is enabling us to invest with confidence in our existing brands, our performance-based innovations, and our global operations in order to fuel sustainable, profitable growth.

“At the same time, as we announced earlier today, our strong financial position enabled us to approach prAna – a rapidly growing lifestyle apparel brand – to join our portfolio of authentic, active outdoor brands. PrAna fits Columbia’s strategic priorities to expand into categories that appeal to complementary consumer segments, reduce our dependence on cold-weather products, and leverage Columbia’s global operational platforms to expand across key geographic markets. We look forward to completing the transaction and teaming with prAna to unlock the brand’s global potential.

“I’m also pleased to report that our U.S. ERP implementation took place on schedule in early April. We are very proud of the exceptional efforts of our global business transformation teams and are currently receiving and shipping inventory, invoicing customers, collecting receivables and paying vendors at volumes typical for this time of year.”

First Quarter Results

(All comparisons are between first quarter 2014 and first quarter 2013, unless otherwise noted.)

Consolidated net sales increased 22 percent to $424.1 million compared with net sales of $348.3 million for the same period in 2013. Changes in currency exchange rates had a 1 percentage point negative effect on the net sales comparison.

First quarter U.S. net sales increased $40.7 million, or 20 percent. Net sales in Canada increased $3.1 million, or 13 percent, including an 11 percentage point negative effect from changes in currency exchange rates. Latin America/Asia Pacific (LAAP) region net sales increased $33.7 million, or 41 percent, including incremental sales from the company’s new China joint venture and a 5 percentage point negative effect from changes in currency exchange rates. These increases were partially offset by a $1.7 million, or 4 percent, decrease in Europe/Middle East/Africa (EMEA) region net sales, including a 2 percentage point benefit from changes in foreign currency exchange rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales increased $59.4 million, or 20 percent, to $353.7 million, and Footwear net sales increased $16.4 million, or 30 percent, to $70.4 million. (See “Categorical Net Sales” table below.)

Columbia brand net sales increased $74.9 million, or 25 percent, to $376.0 million. Sorel brand net sales increased $0.5 million, or 4 percent, to $12.9 million. Mountain Hardwear net sales increased $0.3 million, or 1 percent, to $32.4 million. (See “Brand Net Sales” table below.)

First quarter net income totaled $22.3 million, or $0.63 per diluted share. Net income for the same period in 2013 totaled $10.1 million, or $0.29 per diluted share, including restructuring charges of approximately $2.0 million, after-tax, or $0.06 per diluted share. The effective income tax rate in the first quarter of 2014 was 32.6 percent, compared with 17.4 percent in the first quarter of 2013, reflecting differences in the geographic mix of income and a benefit in the first quarter of 2013 from the reinstatement of the U.S. R&D tax credit.

Balance Sheet

The company generated $43.5 million in operating cash flow during the quarter ended March 31, 2014 and ended the quarter with a record $567.6 million in cash and short-term investments, compared with $374.6 million at March 31, 2013.

Consolidated inventories of $290.2 million at March 31, 2014 were 11 percent lower than the $325.2 million balance at March 31, 2013. Excluding approximately $19.9 million of incremental inventory in the company’s China joint venture that commenced January 1, 2014, consolidated inventories at March 31, 2014 were approximately 17 percent lower compared to March 31, 2013.

Dividend

The board of directors authorized a regular quarterly dividend of $0.28 per share, payable on May 29, 2014 to shareholders of record on May 15, 2014.

Upward-Revised 2014 Financial Outlook (Excludes Anticipated Effects of Pending prAna Purchase)

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ, perhaps materially.

Excluding anticipated effects of the pending prAna acquisition, the company currently expects 2014 net sales growth of 16 to 18 percent compared to 2013 net sales of $1.68 billion, with slightly more than half of that growth anticipated to come from incremental sales by the new China joint venture and the remainder from the company’s global direct-to-consumer and wholesale businesses.

Also excluding effects of the pending prAna acquisition, the company expects fiscal year 2014 gross margins to improve by approximately 50 basis points, and to generate approximately 50 basis points of operating expense leverage. Based on those assumptions, the company expects operating income to increase approximately 25 percent, resulting in 2014 operating margin of approximately 8.25 percent of net sales.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

Anticipated Financial Effects of prAna Purchase

Assuming the transaction closes in the second quarter of 2014, Columbia expects to recognize incremental prAna net sales of approximately $55 million over the remainder of 2014, which is expected to contribute low double-digit operating margin to Columbia’s consolidated 2014 results, excluding the effect of one-time transaction fees, purchase accounting adjustments, and other integration costs. One-time transaction fees are expected to total approximately $4 million in 2014. In addition, under GAAP purchase accounting methods, amortization of certain acquired assets and other integration costs are expected to total approximately $9 million in 2014. In 2015, Columbia expects prAna’s annual sales to increase at a double-digit rate over 2014 and operating margin to be in the low-teens, excluding purchase accounting amortization and other integration costs of approximately $5 million, resulting in accretion to Columbia’s consolidated earnings in 2015.

The transaction is subject to customary conditions and applicable regulatory approvals.

CFO’s Commentary on First Quarter 2014 Results, Upward Revised 2014 Outlook and Agreement to Purchase prAna Living LLC Available Online

At approximately 4:15 p.m. ET today, a detailed commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s first quarter 2014 financial results, upward-revised 2014 outlook and agreement to purchase prAna Living LLC, will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Tuesday, April 29, 2014 at 5:00 p.m. ET to review its first quarter financial results, upward-revised 2014 outlook and pending purchase of prAna. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until approximately April 28, 2015.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns the outdoor brands Mountain Hardwear®, Sorel®, Montrail® and OutDry®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.montrail.com and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating expenses and leverage, operating income, operating margins, anticipated acquisition effects (including closing dates, accretive earnings, operating margins, projected sales growth, transaction expenses, purchase accounting expenses and the ability to leverage global operational platforms to support key market expansion), market conditions, and the operations of our wholesale and direct-to-consumer businesses and China joint venture in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: the possibility that the prAna acquisition does not close successfully, including, but not limited to, as a result of the failure to obtain governmental approval; the ability to realize the forecasted benefits of the prAna acquisition on a timely basis or at all; the ability to combine Columbia’s business operations with prAna successfully or in a timely and cost-efficient manner; the degree of business disruption to Columbia and/or to prAna that may result from the acquisition and related integration efforts; loss of key customer accounts; the ability to successfully develop prAna’s brand and business globally; our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or significant disruptions to our business; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; unfavorable economic conditions generally and weakness in consumer confidence and spending rates; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in the cost of raw materials, such as cotton, natural down, and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,
	2014	2013
Current Assets:
Cash and cash equivalents	$528,038	$303,654
Short-term investments	39,537	70,988
Accounts receivable, net	249,115	238,325
Inventories, net	290,196	325,241
Deferred income taxes	50,496	48,444
Prepaid expenses and other current assets	34,810	41,814

Total current assets	1,192,192	1,028,466
Property, plant and equipment, net	282,290	266,946
Intangibles and other non-current assets	75,047	77,069

Total assets	$1,549,529	$1,372,481

Current Liabilities:
Accounts payable	$104,863	$75,980
Accrued liabilities	95,119	88,338
Income taxes payable	6,088	2,217
Deferred income taxes	65	23

Total current liabilities	206,135	166,558
Note payable to related party	15,699	—
Other long-term liabilities	53,004	41,800
Equity:
Columbia Sportswear Company shareholders’ equity	1,266,322	1,164,123
Non-controlling interest	8,369	—

Total equity	1,274,691	1,164,123

Total liabilities and equity	$1,549,529	$1,372,481

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$424,084	$348,307
Cost of sales	226,998	195,003

Gross profit	197,086	153,304
	46.5%	44.0%
Selling, general and administrative expenses	163,359	142,903
Net licensing income	1,724	2,327

Income from operations	35,451	12,728
Interest income, net	239	132
Interest expense on note payable to related party	(210)	—
Other non-operating expense	(356)	(630)

Income before income tax	35,124	12,230
Income tax expense	(11,448)	(2,128)

Net income	23,676	10,102
Net income attributable to non-controlling interest	1,421	—

Net income attributable to
Columbia Sportswear Company	$22,255	$10,102

Earnings per share attributable to Columbia
Sportswear Company:
Basic	$0.64	$0.30
Diluted	0.63	0.29
Weighted average shares outstanding:
Basic	34,709	34,167
Diluted	35,195	34,449

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$23,676	$10,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,252	9,858
Loss on disposal or impairment of property, plant and equipment	185	43
Deferred income taxes	4,399	2,624
Stock-based compensation	2,577	1,950
Excess tax benefit from employee stock plans	(2,557)	(574)
Changes in operating assets and liabilities:
Accounts receivable	57,763	95,995
Inventories	39,031	38,075
Prepaid expenses and other current assets	(1,921)	(3,186)
Other assets	382	(1,752)
Accounts payable and accrued liabilities	(90,517)	(86,309)
Income taxes payable	(621)	(1,769)
Other liabilities	847	778

Net cash provided by operating activities	43,496	65,835

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	52,412	(26,317)
Capital expenditures	(17,763)	(14,770)
Proceeds from sale of property, plant, and equipment	16	41

Net cash provided by (used in) investing activities	34,665	(41,046)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	—	800
Repayments on credit facilities	—	(956)
Proceeds from issuance of common stock under employee stock plans	11,168	6,005
Tax payments related to restricted stock unit issuances	(2,791)	(1,891)
Excess tax benefit from employee stock plans	2,557	574
Proceeds from related party note payable	16,072	—
Cash dividends paid	(9,762)	(7,521)

Net cash provided by (used in) financing activities	17,244	(2,989)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(4,856)	(8,927)

NET INCREASE IN CASH AND CASH EQUIVALENTS	90,549	12,873
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437,489	290,781

CASH AND CASH EQUIVALENTS, END OF PERIOD	$528,038	$303,654

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$1,260	$3,803

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended March 31,
	2014	2013	% Change
Geographical Net Sales:
United States	$241.2	$200.5	20%
Latin America & Asia Pacific	116.8	83.1	41%
Europe, Middle East, & Africa	39.2	40.9	(4)%
Canada	26.9	23.8	13%

Total	$424.1	$348.3	22%

Categorical Net Sales:
Apparel, Accessories and Equipment	$353.7	$294.3	20%
Footwear	70.4	54.0	30%

Total	$424.1	$348.3	22%

Brand Net Sales:
Columbia	$376.0	$301.1	25%
Mountain Hardwear	32.4	32.1	1%
Sorel	12.9	12.4	4%
Other	2.8	2.7	4%

Total	$424.1	$348.3	22%